Exhibit 99.1

Jeffrey A. Goldstein Joins FIS Board of Directors

Key facts:

•Jeffrey A. Goldstein, former Under Secretary of the United States Treasury for Domestic Finance has joined the FIS Board of Directors.

JACKSONVILLE, Fla.--(BUSINESS WIRE)--Jun. 12, 2020-- FIS® (NYSE: FIS), a global leader in financial services technology, today announced that Jeffrey A. Goldstein has joined the company’s Board of Directors.

Mr. Goldstein is a Senior Advisor to Canapi Ventures, a venture capital firm, and Advisor Emeritus at Hellman & Friedman LLC, a private equity firm. He was the Chief Executive Officer of SpringHarbor Financial Group LLC from December 2016 through 2018. Mr. Goldstein was a Managing Director at Hellman & Friedman from 2004 to 2009 and from 2011 to 2016 and a Senior Advisor from 2016 to 2019. He was Under Secretary of the Treasury for Domestic Finance and Counselor to the Secretary of the Treasury from 2009 to 2011.

From 1984 to 1999, Mr. Goldstein worked at James D. Wolfensohn Inc. and successor firms. When Wolfensohn & Co. was purchased by Bankers Trust in 1996, he served as co-chairman of BT Wolfensohn and as a member of Bankers Trust’s management committee. In 1999, Mr. Goldstein became a managing director of the World Bank. He also served as its Chief Financial Officer beginning in 2003.

In July of 2009, President Barack Obama nominated Mr. Goldstein to be Under Secretary of the Treasury for Domestic Finance. In July 2011, Secretary of the Treasury Timothy F. Geithner awarded Mr. Goldstein with the Alexander Hamilton award, the highest honor for a presidential appointee. Earlier in his career Mr. Goldstein taught economics at Princeton University and worked at the Brookings Institution.

Mr. Goldstein has extensive experience in mergers and acquisitions, corporate finance and government and financial regulation.

Mr. Goldstein has served on the Board of Directors of Bank of New York Mellon Corp. since 2014. He also serves on the Vassar College Board of Trustees and the Central Synagogue Board of Trustees. Mr. Goldstein previously served on the Board of Directors of Westfield Corporation, LPL Financial Holdings, Inc., Edelman Financial Services and Arch Capital Group. Mr. Goldstein earned a Bachelor of Arts degree from Vassar College and a Master of Arts, Master of Philosophy and a Ph.D. in economics from Yale University.

“Jeffrey is a recognized industry leader with a highly distinguished career who will bring vast and deep expertise to the Board.” said Gary Norcross, Chairman, President and Chief Executive Officer of FIS. “Jeffrey brings incredible M&A, finance and corporate strategy experience and will be a tremendous asset. FIS is extremely fortunate to have such a talented individual joining our Board.”

About FIS

FIS is a leading provider of technology solutions for merchants, banks and capital markets firms globally. Our more than 55,000 people are dedicated to advancing the way the world pays, banks and invests by applying our scale, deep expertise and data-driven insights. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, FIS is a Fortune 500® company and is a member of Standard & Poor’s 500® Index. To learn more, visit www.fisglobal.com. Follow FIS on Facebook, LinkedIn and Twitter (@FISGlobal).

View source version on businesswire.com: https://www.businesswire.com/news/home/20200612005112/en/

Kim Snider, 904.438.6278
Senior Vice President
FIS Global Marketing and Communications
kim.snider@fisglobal.com

Source: Fidelity National Information Services